Exhibit 4


                                                             EXECUTION VERSION
                                                             -----------------



                             AMENDED AND RESTATED



                      LIMITED LIABILITY COMPANY AGREEMENT



                                      OF



                              NEW AFFIRMATIVE LLC



                                  dated as of


                                 June 30, 2005




THE MEMBERSHIP UNITS CREATED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND SUCH OTHER APPLICABLE SECURITIES LAWS PURSUANT TO EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM. IN ADDITION, SUCH MEMBERSHIP UNITS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, IN WHOLE OR IN PART, EXCEPT AS PROVIDED IN ARTICLE VIII OF THIS AGREEMENT. ACCORDINGLY, THE HOLDERS OF SUCH MEMBERSHIP UNITS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE RISKS OF THEIR RESPECTIVE INVESTMENTS IN SUCH MEMBERSHIP UNITS FOR AN INDEFINITE PERIOD OF TIME.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE I DEFINITIONS.......................................................2

ARTICLE II FORMATION OF THE LIMITED LIABILITY COMPANY.......................8
Section 2.1       Formation; Filings........................................8
Section 2.2       Name and Office...........................................8
Section 2.3       Company Purpose; Powers...................................9
Section 2.4       Term......................................................9
Section 2.5       Fiscal Year...............................................9

ARTICLE III RIGHTS AND DUTIES OF THE MEMBERS AND CONDUCT OF THE
              BUSINESS OF THE COMPANY.......................................9
Section 3.1       Members...................................................9
Section 3.2       Board of Managers........................................10
Section 3.3       Officers.................................................12
Section 3.4       Evidence of Company Action...............................13
Section 3.5       Cooperation; Exculpation and Indemnification.............13
Section 3.6       Freedom of Action; Confidentiality; Business
                    Opportunities..........................................14
Section 3.7       Consents and Approvals...................................16

ARTICLE IV FINANCING.......................................................17
Section 4.1       Initial Financing........................................17
Section 4.2       Additional Capital.......................................17
Section 4.3       No Other Capital Contributions...........................17
Section 4.4       No Interest on Capital Contributions.....................17
Section 4.5       No Loans to Company......................................18
Section 4.6       Membership Units.........................................18

ARTICLE V CAPITAL ACCOUNTS; DIVISION OF PROFITS AND LOSSES;
            DISTRIBUTIONS..................................................18
Section 5.1       Capital Accounts.........................................18
Section 5.2       Allocations of Net Income and Net Loss...................18
Section 5.3       Distributions............................................20
Section 5.4       No Right of Withdrawal...................................20
Section 5.5       Amounts Held in Reserve..................................20
Section 5.6       Account Balances.........................................21

ARTICLE VI BANKING, ACCOUNTING, BOOKS AND RECORDS..........................21
Section 6.1       Banking..................................................21
Section 6.2       Maintenance of Accounts and Accounting Method;
                    Member Preparation.....................................21
Section 6.3       Company Tax Returns......................................21
Section 6.4       Designation of Tax Matters Partner.......................22
Section 6.5       Withholding..............................................23

ARTICLE VII INFORMATION....................................................23
Section 7.1       Reports of Affirmative...................................23
Section 7.2       Inspection of Records....................................23
Section 7.3       Tax Information..........................................23

ARTICLE VIII ADMISSION OF NEW MEMBERS; TRANSFER OF MEMBERSHIP
               UNITS; WITHDRAWAL OF A MEMBER...............................24
Section 8.1       Admission of New Members.................................24
Section 8.2       Transfer of Membership Units by Members..................24
Section 8.3       Company Sale.............................................25
Section 8.4       Drag-Along Sale..........................................27
Section 8.5       Withdrawal of a Member...................................29

ARTICLE IX DISSOLUTION AND TERMINATION OF COMPANY..........................30
Section 9.1       Dissolution..............................................30
Section 9.2       Distribution Upon Dissolution............................30
Section 9.3       Distributions in Cash or in Kind.........................31
Section 9.4       Final Accounting.........................................31
Section 9.5       Time for Liquidation.....................................31
Section 9.6       Termination..............................................31
Section 9.7       Members Not Personally Liable for Return of
                    Capital Contributions..................................32

ARTICLE X MISCELLANEOUS PROVISIONS.........................................32
Section 10.1      Amendments...............................................32
Section 10.2      Termination of Agreement.................................32
Section 10.3      Notices..................................................32
Section 10.4      Counterparts.............................................35
Section 10.5      Table of Contents and Headings...........................35
Section 10.6      Successors and Assigns...................................35
Section 10.7      Severability.............................................35
Section 10.8      Non-Waiver...............................................35
Section 10.9      Applicable Law...........................................35
Section 10.10     Entirety of Agreement....................................35
Section 10.11     Recapitalization, etc....................................35
Section 10.12     Interpretation...........................................36

Schedules
---------

Schedule I        Percentage Interests
Schedule 3.2(a)   Managers

                             AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                              NEW AFFIRMATIVE LLC


         THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NEW AFFIRMATIVE LLC (the "Company"), dated as of the 30th day of June, 2005, by and among DSC AFFM, LLC (the "DSC Member") and Affirmative Investment LLC (the "AIL Member" and together with the DSC Member, the "Initial Members"), as the members; and such other Persons (as hereinafter defined) who may be admitted from time to time as members hereunder.

         WHEREAS, the DSC Member and J.C. Flowers I LP ("Flowers") caused to be formed the Company as a limited liability company under the Act (as hereinafter defined) pursuant to this Agreement (as hereinafter defined).

         WHEREAS, on June 13, 2005, the Company, the DSC Member and Flowers entered into the Subscription Agreement (the "Subscription Agreement"), pursuant to which each of the DSC Member and Flowers agreed to make certain investments in the Company.

         WHEREAS, on June 13, 2005, the DSC Member and Flowers entered into the Limited Liability Company Agreement (the "Original LLC Agreement") with respect to the management and operation of the Company.

         WHEREAS, on June 14, 2005, the Initial Members, the Company, Vesta Insurance Group, Inc. ("VIG") and Vesta Fire Insurance Corporation ("VFIC") have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which, among other things, the Company has agreed to purchase 5,218,228 shares of common stock of Affirmative Insurance Holdings, Inc. ("Affirmative") owned, collectively, by VIG and VFIC.

         WHEREAS, the Company has been formed for the sole purpose of acquiring and holding the shares of common stock of Affirmative purchased pursuant to the Stock Purchase Agreement as well as additional shares of common stock of Affirmative, if any, held directly by the Members as of the closing of the transactions contemplated by the Stock Purchase Agreement.

         WHEREAS, as of the date hereof, pursuant to Section 8.2(b) of the Original LLC Agreement, Flowers transferred and assigned its rights and obligations under the Subscription Agreement to the AIL Member and the AIL Member became a party to the Original LLC Agreement and was substituted for Flowers for all purposes therein and determined to amend and restate the Original LLC Agreement as set forth herein.

         NOW, THEREFORE, it is mutually agreed that:


                                   ARTICLE I

                                  DEFINITIONS

         As used herein the following terms have the meaning set forth below:

         "Act" shall mean the Delaware Limited Liability Company Act as in effect on June 13, 2005 (currently Chapter 18 of Title 6, Sections 18-101 through 18-1109 of the Delaware Code) and as it may be amended hereafter from time to time.

         "Adjusted Capital Account" shall mean, at any time, the then balance in the Capital Account of a Member, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts that such Member is deemed obligated to restore as described in the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704-2(i)(5) and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of "Adjusted Capital Account" is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Affiliate" shall mean, in respect of any specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, the Person specified. For purposes of this Agreement, neither the Company nor any of its Affiliates shall be deemed to be an Affiliate of the DSC Member or any of its Affiliates or of the AIL Member or any of its Affiliates.

         "Affirmative" shall have the meaning set forth in the recitals to this Agreement.

         "Affirmative Equity Securities" shall have the meaning set forth in
Section 3.6(b) hereof.

         "Agreement" shall mean this Amended and Restated Limited Liability Company Agreement of New Affirmative LLC, as the same may be amended or restated from time to time.

         "AIL Member" shall have the meaning set forth in the first paragraph of this Agreement.

         "Appraiser" shall have the meaning set forth in Section 8.5(b) hereof.

         "Beneficial Ownership" means the ownership interest in any securities which such Person or any of its Affiliates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act.

         "Board" shall have the meaning set forth in Section 3.1(b) hereof.

         "Board Determination" shall have the meaning set forth in Section 3.2(c) hereof.

         "Business" shall have the meaning set forth in Section 2.3 hereof.

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by law to be closed for regular banking business.

         "Capital Account" shall have the meaning set forth in Section 5.1 hereof.

         "Capital Contribution" shall mean, with respect to a particular Member, the amount of capital contributed (or assumption of indebtedness of the Company by a Member) or deemed to have been contributed by such Member to the Company pursuant to Articles IV or VIII hereof.

         "Cash Flow" means, for any period, the sum (without duplication), determined in accordance with GAAP, of (i) the Company's cash flow from operating activities, plus (ii) the Company's cash flow from investing activities, in each case from the applicable statement of cash flows.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

         "Company" shall have the meaning set forth in the first paragraph of this Agreement.

         "Company Sale" shall have the meaning set forth in Section 8.3(a) hereof.

         "Company Sale Notice" shall have the meaning set forth in Section 8.3(a) hereof.

         "Confidential Information" shall mean confidential, proprietary or other non-public information and documents, processes or trade secrets relating to the Company or its Subsidiaries or their respective assets, business or operations, including the terms and provisions of this Agreement, subject to the exceptions set forth in Section 3.6(c) of this Agreement.

         "Control" shall mean, with respect to a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of Voting Securities or partnership or membership interests, by contract or otherwise) of such Person.

         "Consent Transferee" shall have the meaning set forth in Section 8.2(c) hereof.

         "Cure Period" shall have the meaning set forth in Section 8.5(a) hereof.

         "Damages" shall have the meaning set forth in Section 3.5(b) hereof.

         "Defaulting Member" shall have the meaning set forth in Section 4.1 hereof.

         "Department" shall mean the Illinois Department of Financial and Professional Regulation - Division of Insurance.

         "Drag-Along Notice" shall have the meaning set forth in Section 8.4(a) hereof.

         "Drag-Along Sale" shall have the meaning set forth in Section 8.4(a) hereof.

         "Drag Transferee" shall have the meaning set forth in Section 8.4(a) hereof.

         "DSC Member" shall have the meaning set forth in the first paragraph of this Agreement.

         "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as amended from time to time.

         "Excluded Activities" shall have the meaning set forth in Section 3.5(b) hereof.

         "Fair Market Value" shall mean the amount that an informed and willing purchaser under no compulsion to buy would pay to acquire the relevant interest in the Company in an arm's-length transaction and which an informed and willing seller under no compulsion to sell would accept for such interest in an arm's length transaction without taking into account any control premium or the existence of any approval rights under this Agreement.

         "Fiscal Year" shall mean the fiscal year of the Company, as determined pursuant to Section 2.5 hereof.

         "Form A" shall mean Form A, Statement Regarding the Acquisition of Control of a Domestic Insurer.

         "Form A Approval Date" shall mean the date of receipt of written approval from the Department with respect to the Form A filed by the Company with respect to the transactions contemplated by the Stock Purchase Agreement.

         "Formation Date" shall have the meaning set forth in Section 2.4 hereof.

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

         "Governmental Entity" shall have the meaning set forth in Section 2.6(e) hereof.

         "Indemnified Parties" shall have the meaning set forth in Section 3.5(b) hereof.

         "Initial Members" shall have the meaning set forth in the first paragraph of this Agreement.

         "Majority of the Managers" shall mean a number of Managers constituting more than 50% of the number of Managers of the entire Board, as such latter number may be adjusted from time to time pursuant to Section 3.2(a) hereof, without taking into account any vacancies thereon.

         "Managers" shall have the meaning set forth in Section 3.2(a) hereof.

         "Member" shall mean: (i) the DSC Member; (ii) the AIL Member; (iii) any Person admitted as a Member pursuant to Section 8.1, 8.2 or 10.6 hereof; and (iv) any transferee of any of the foregoing admitted as a Member pursuant to Section 8.2 hereof.

         "Members Capital Contributions" shall have the meaning set forth in
Section 4.1 hereof.

         "Membership Units" shall mean the equity interests of the Company designated as "Membership Units" as more fully described in Section 4.6.

         "Nasdaq" shall have the meaning set forth in Section 8.5(b) hereof.

         "Net Income" and "Net Loss" mean, for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year or part thereof determined in accordance with Code Section 703(a)(for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

                  (i) any income of the Company exempt from federal income tax shall be added to such taxable income or loss;

                  (ii) any expenditure of the Company described in Code
         Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

                  (iii) any depreciation, amortization and other cost recovery deductions allowable for federal income tax purposes shall be computed with reference to the book value of the assets (as adjusted under Section 5.2(b)), as opposed to the adjusted tax bases of such assets, in computing such taxable income or loss; and

                  (iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the book value of the property (as adjusted under Section 5.2(b) hereof) disposed of, rather than the adjusted tax basis of such property.

         "Notice" shall have the meaning set forth in Section 10.3 hereof.

         "Observer" shall have the meaning set forth in Section 3.2(b) hereof.

         "Percentage Interest" shall mean, with respect to each Member, the number of Membership Units owned by such Member divided by the aggregate number of Membership Units of the Company which are outstanding as of the date of measurement.

         "Permitted Consideration" shall mean (i) cash, (ii) equity securities of a class which is traded on a national securities exchange or on the Nasdaq; provided, that the number of such equity securities payable to any Member shall be no greater than the sum of the average trading volume of such equity securities for each of the ten (10) trading days prior to and ending on the date prior to the date of the acceptance of an offer in connection with a Company Sale or Drag-Along Sale (or, if the DSC Member and the AIL Member otherwise agree, such other date of determination) and (iii) common equity securities of a class which is not traded on a national securities exchange or on the Nasdaq, or any combination of any of the items referred to in clauses
(i), (ii) and (iii); provided, however, that if any portion of the consideration offered in any Drag-Along Sale or Company Sale includes common equity securities of the type described in clause (iii), then (A) not more than five percent (5%) of the aggregate consideration offered shall consist of such equity securities, and (B) such consideration shall also include customary registration rights.

         "Permitted Person" shall have the meaning set forth in Section 3.6 hereof.

         "Permitted Transferees" shall mean with respect to each Member, any Persons that are Affiliates of such Member; provided, that any transfer to a "Permitted Transferee" shall not be permitted if a Board Determination is made that such Transfer, together with all other Transfers of Membership Units previously made, could result in a termination of the Company for federal or state income tax purposes or could result in or create a significant risk that the Company could be terminated for federal or state income tax purposes, or if the Company reasonably determines that such Transfer will be materially financially detrimental to the Company.

         "Person" shall mean any natural person, entity, firm, corporation, partnership, association, limited liability company, joint-stock company, trust, or unincorporated organization.

         "Proposed Seller" shall have the meaning set forth in Section 8.3(a) hereof.

         "Related Party" shall mean, with respect to any Person who is not an individual, a stockholder, director, officer, employee, partner or member of such Person, including, with respect to a Member, any individual who is designated a Manager by such Member.

         "Remaining Member" shall have the meaning set forth in Section 8.4(a) hereof.

         "Subscription Agreement" shall have the meaning set forth in Section
4.1 hereof.

         "Subsidiaries" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (iii) the Beneficial Ownership interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Suspended Member" shall have the meaning set forth in Section 3.2(c) hereof.

         "Tax Matters Partner" shall have the meaning set forth in Section 6.4 hereof.

         "Transfer" shall mean, with respect to any interest in the Company (whether direct or indirect, of record, beneficial or other) to sell, assign, transfer, convey, exchange, mortgage, pledge or grant a participation, security interest or any other rights in, or otherwise encumber or dispose of, including by merger, consolidation, dividend or distribution, such Company interest, in each case, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of law or otherwise; provided, that for the purpose of Sections 8.2(a) through (c) hereof, a "Transfer" shall not be deemed to have occurred by reason of any indirect transfer of Membership Units by reason of an acquisition or transfer of any non-Controlling, non-voting equity interest or income participation right in any of the Members or their respective Affiliates; provided, further, that a Member shall notify all other Members of each such transfer within five
(5) Business Days after the consummation thereof.

         "Transferring Member" shall have the meaning set forth in Section 8.4(a) hereof.

         "Voting Securities" shall mean, with respect to a Person, all classes of capital stock, partnership interests, limited liability company interests or other securities of such Person then outstanding and normally entitled to vote in the election of directors or members of a similar governing body (irrespective of whether or not at the time securities of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "VIG" shall have the meaning set forth in the recitals to this Agreement.

         "VFIC" shall have the meaning set forth in the recitals to this Agreement.

         "Withdrawal" shall have the meaning set forth in Section 8.5(a) hereof.

         "Withdrawing Member" shall have the meaning set forth in Section 8.5(a) hereof.


                                  ARTICLE II

                  FORMATION OF THE LIMITED LIABILITY COMPANY

         Section 2.1 Formation; Filings. The Company has been formed as a limited liability company pursuant to the provisions of the Act by the execution and filing of a Certificate of formation by an authorized person as required by the Act. The Members and the Company hereby adopt, approve, confirm and ratify all actions previously taken by or on behalf of the Company (including the actions of the authorized person) in connection with the filing of the Certificate of Formation for the Company with the Office of the Secretary of State of the State of Delaware and other initial formation and operational matters. Each of the Members intends that the Company shall be treated as a partnership for all relevant tax purposes and agree to take all reasonable actions as may be reasonably required to qualify for and receive such treatment and shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents, and shall do or cause to be done, at the expense of the Company, all such filing, recording, publishing and other acts, in each case, as may be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company shall desire to conduct its business.

         Section 2.2 Name and Office.

         (a) The name of the Company shall be "New Affirmative LLC" and its business shall be carried on in this name with such variations and changes the Board in its sole judgment pursuant to a Board Determination deems necessary or appropriate to comply with requirements of the jurisdictions in which the Company's operations are conducted.

         (b) The Company shall maintain an office or offices at such location or locations as the Board may from time to time select pursuant to a Board Determination.

         (c) The registered office of the Company shall be located at 1209 Orange Street, Wilmington, Delaware 19801 (New Castle County), and the registered agent for service of process on the Company at such address shall be The Corporation Trust Company, unless and until changed by the Board pursuant to a Board Determination.

         Section 2.3 Company Purpose; Powers. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, issuing its Membership Units, acquiring, holding, owning, voting, pledging, selling, exchanging, transferring or otherwise disposing of Affirmative Equity Securities (the "Business") and any other lawful act or activity for which limited liability companies may be organized under the Act. Subject to the provisions of this Agreement, the Company and the Board (acting on the Company's behalf) shall have the power and authority to take any and all actions necessary, appropriate, advisable, desirable or incidental to or for the furtherance and accomplishment of the foregoing purposes. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

         Section 2.4 Term. The term of the Company commenced on the date of the filing of a Certificate of Formation in the office of the Secretary of State of the State of Delaware (the "Formation Date"), and shall continue in perpetuity, unless dissolved and liquidated in accordance with Article IX hereof.

         Section 2.5 Fiscal Year. Unless the Members shall at any time otherwise determine, the Fiscal Year shall end on December 31. The initial Fiscal Year commenced on the Formation Date and shall end on December 31, 2005.


                                 ARTICLE III

                 RIGHTS AND DUTIES OF THE MEMBERS AND CONDUCT
                        OF THE BUSINESS OF THE COMPANY

         Section 3.1 Members.

         (a) The name, address, Members Capital Contribution, number of Membership Units and Percentage Interest of each Member as of the date of this Agreement (prior to any amendments or restatements) are set forth in the books and records of the Company, which books and records shall be amended from time to time to reflect any additional Capital Contribution or acquisition of additional Membership Units by an existing Member or the Withdrawal of a Member pursuant to the terms hereof.

         (b) Subject to the provisions of this Agreement, the business, property and affairs of the Company shall be managed, and all powers of the Company shall be exercised, and all decisions to cause the Company to act shall be made, by or under the direction of a Board of Managers (the "Board") by a Board Determination (unless otherwise expressly provided in this Agreement).

         (c) Except as otherwise provided by the Act or herein, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. No Member or any of its Affiliates shall have any liability for the debts, obligations or liabilities of any other Member solely by reason of being a Member of the Company. No member shall be obligated to cure any deficit in any Capital Account.

         (d) For so long as (i) the AIL Member is a Member, J. Christopher Flowers shall Control the AIL Member and (ii) the DSC Member is a Member, Andrew W. Bluhm shall control the DSC Member; provided, that foregoing provisions shall not apply to the AIL Member or the DSC Member, as the case may be, in the event (A) of any involuntary dissolution of such Member or its Controlling Affiliates or (B) that the limited partners (or the equivalent thereof) of such Member or its Controlling Affiliates remove J. Christopher Flowers or Andrew G. Bluhm, respectively.

         Section 3.2 Board of Managers.

         (a) The Board shall consist of four (4) individuals (the "Managers"); provided, that the number of Managers may be changed from time to time by the unanimous approval of the Managers. Except as set forth in this Section 3.2, a Manager shall remain in office until removed by the Members designating such Manager. The DSC Member shall designate two (2) Managers (the "DSC Managers") and the AIL Member shall designate two (2) Managers (the "JCF Managers"), and, unless otherwise agreed by the Members, in the event that the size of Board is increased each of the DSC Member and the AIL Member shall be entitled to designate a number of individuals to the Board such that the composition of the Board is comprised of an equal number of DSC Managers and JCF Managers at any one time. The Members shall take all actions necessary to maintain the composition of the Board set forth in the preceding sentence. Each of the Initial Members shall, in their respective sole discretion, be entitled to remove or discharge (with or without cause and with or without prior notice) any of the Managers designated by them at any time, and to designate alternates (who shall be permitted to attend, and have full voting powers at, any meeting at which any designated Manager is absent) or successors therefor. Each Manager shall remain in office until his or her death, incapacity, resignation or removal. In the event of death, incapacity, resignation or removal of a Manager, the vacancy created thereby shall be filled in by the Member who appointed such former Manager. To the extent applicable, any required notice filings will be made with the Department prior to the effectiveness of any such action by a Member. The current Managers are set forth in Schedule 3.2(a) to this Agreement. Schedule 3.2(a) to this Agreement shall be updated from time to time to reflect the addition or removal of Managers.

         (b) The Board shall have the right at any time to, pursuant to a Board Determination, appoint one (1) or more non-voting observers to the Board (the "Observers"). The Board reserves the right to remove and replace the Observers at any time. Each of the Observers, if any, shall agree (i) to hold in confidence and trust and not use or disclose to any third parties any confidential information related to the Company's business, finances, plans, investors and other material non-public information provided to or learned by them in connection with their rights under this Article III and (ii) prior to any such Observer being granted any of the rights hereunder, enter into a letter agreement with the Company with respect to such Observer's obligations set forth in clause (i).

         (c) Unless otherwise stated herein, all Managers shall be eligible to vote on all matters submitted to the Board. The Board at times as may be necessary for the Company's business on at least two (2) Business Days prior written notice of such meeting (unless otherwise determined by the Board pursuant to a Board Determination) given by any one (1) Manager, which notice shall contain the time and place of such meeting and the proposed items of business. A number of Managers representing a Majority of the Managers then on the Board shall constitute a quorum for the transaction of business by the Board. Each Manager shall have one (1) vote on all matters before the Board. Except as otherwise expressly set forth herein, all actions of the Board shall require (A) a vote of a Majority of the Managers or (B) with respect to an action taken without a meeting, the consent of all of the Managers in writing (a "Board Determination"); provided, that following the effectiveness of any order or ruling from the Department suspending, revoking, limiting or restricting any Member or any of its representatives from participating in the management of the business and affairs of the Company or any of its insurance subsidiaries (a "Suspended Member") until the earlier of (x) the revocation of such order or ruling or (y) Withdrawal of such Suspended Member pursuant to
Section 8.5 hereof, (i) the Managers appointed by such Suspended Member may be restricted from voting (or acting by written consent) with respect to any matter before the Board and actions of the Board with respect to such matters shall require the unanimous vote of the Managers appointed by the other Member; provided, that if the replacement by the affected Member of its designated Manager(s) would address the concerns raised in the order or ruling from the Department, nothing herein shall limit or restrict such Member from so replacing such Manager and (ii) if applicable, the Suspended Member's right to appoint Managers shall be suspended. The parties acknowledge and agree that the remedies set forth in subclause (i) and (ii) of the preceding sentence shall be narrowly tailored, to the extent practicable, to address the concerns raised in the order or ruling from the Department.

         (d) In the case of a tie in any vote of the Managers, the Company shall continue to operate pursuant to the policies and authorizations with respect to such matter then prevailing (i.e., the status quo shall be maintained); provided, however, that any one (1) Manager may (i) cause the Company to issue a notice of termination under the Stock Purchase Agreement and cause the Company to terminate the Stock Purchase Agreement pursuant to the terms of Sections 7.1(b), (c), (e) or (f) thereof or (ii) notify the Sellers (as defined under the Stock Purchase Agreement) that a condition set forth in Section 6.1 of the Stock Purchase Agreement (as it relates to the Company) or Section 6.3 of the Stock Purchase Agreement has not been satisfied..

         (e) Notice of any Board meeting may be waived by any Manager before or after such meeting. Any Manager may participate in any meeting of the Board by conference telephone facilities or other media. In accordance with Section 18-404(d) of the Act, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all the members of the Board consent thereto in writing. The writing or writings evidencing any such consent shall be filed with the minutes of proceedings of the Board.

         (f) Subject to Section 3.4 hereof, no Manager (acting in his or her capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action and which is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

         (g) Any Manager may vote in accordance with the instructions of the Member who has appointed him without any duty (fiduciary or otherwise) or obligation or liability to the Company or any other Member to the fullest extent allowed by Section 1101(c) of the Act.

         (h) In performing their duties, the Managers shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of any attorney, independent accountant or other Person as to matters that the Managers believe to be within such Person's professional or expert competence unless the Managers have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted.

         Section 3.3 Officers. Subject to Section 3.2 hereof, the Board may, from time to time, pursuant to a Board Determination employ and retain such other Persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Manager) who may be designated as officers of the Company, with titles including but not limited to "chief executive officer," "president," vice president," "treasurer," "secretary," "general manager," "director" and "chief financial officer," as and to the extent authorized by the Board. Any number of offices may be held by the same person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, expressly delegate to them pursuant to a Board Determination, including to enter into and perform under any document on behalf of the Company. Each officer shall hold office until his successor shall be duly designated and shall qualify, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board pursuant to a Board Determination.

         Section 3.4 Evidence of Company Action. Any documents or instruments to be executed in connection with any matter of the Company which has been approved by the Board pursuant to a Board Determination shall be binding upon the Company upon the execution of any such document or instrument by a representative of each of the DSC Member and the AIL Member, which representatives shall be appointed at such time by the DSC Managers and the JCF Managers, respectively.

         Section 3.5 Cooperation; Exculpation and Indemnification.

         (a) For so long as such Person is a Member, each Member shall, subject to any specific provisions set forth herein, cooperate in good faith to foster the Business; provided, however, that the foregoing covenant shall not require the investment of funds in the Company or the making of any loan to, or any guarantee or accommodation on behalf of, the Company except to the extent specifically provided herein.

         (b) None of the Members, their respective Affiliates and Related Parties, the Managers, officers or employees of the Company or any of the agents or authorized representatives of any of the foregoing (collectively, the "Indemnified Parties") shall have any obligation or liability (whether direct or indirect, in contract or tort or otherwise) to any other Indemnified Party or to the Company for any losses, claims, damages, liabilities, costs or expenses (including fees and expenses of counsel) (collectively, "Damages") asserted against or incurred by the Company or any Indemnified Party arising out of or in connection with (i) any activities of any Indemnified Party involving the formation of the Company and the offering and selling of Membership Units, or (ii) the management or conduct of the business, operations and affairs of the Company, or any Indemnified Party insofar as it relates to the Company or any Member, including activities of an Indemnified Party in the conduct of any other business engaged in by it which might involve an actual or potential conflict of interest vis-a-vis the Company or the Members (or any of them), or which are for the account of such Indemnified Party, or in respect of which such Indemnified Party profits in any manner; provided, however, that the foregoing shall not relieve any Indemnified Party for Damages asserted against or incurred by the Company or another Indemnified Party that result from any violation of law, gross negligence or willful misconduct (including intentional misrepresentation) by such Indemnified Party or any material breach by such Indemnified Party of the covenants or agreements contained in this Agreement (collectively, "Excluded Activities"). For the avoidance of doubt, a Manager shall not have any obligation or liability to an Indemnified Party by reason of taking any action or failing to act in accordance with the instructions of the Member who appointed such Manager.

         (c) The Company shall indemnify and hold harmless each Indemnified Party from and against any and all Damages asserted against or incurred by such Indemnified Party arising out of or in connection with (i) the management or conduct of the business, operations and affairs of the Company or (ii) any activities of any Indemnified Party involving the formation of the Company and the offering and selling of Membership Units; provided, however, that the foregoing indemnification shall not apply with respect to Excluded Activities committed by any such Indemnified Party. Expenses incurred by an Indemnified Party in investigating or defending any claim shall be paid by the Company in advance of the final disposition of such claim upon receipt by the Company of a written agreement by or on behalf of such Indemnified Party to repay such amount if it shall be ultimately determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized by this Section 3.5(c).

         (d) The personal liability of the Managers of the Company is hereby eliminated to the fullest extent permitted by the Act, as the same may be amended and supplemented. A Manager of the Company shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager, except as to liability to the extent such exemption from liability or limitation thereof is not permitted under the Act, as the same exists or may hereafter be amended. If the Act hereafter is amended to further eliminate or limit the liability of a Manager, then a Manager of the Company, in addition to the circumstances in which a Manager is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the Act. In furtherance of, and without limiting the generality of the foregoing, no Manager shall be (a) personally liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment, decree or order of a court; (b) obligated to cure any deficit in any Capital Account; (c) required to return all or any portion of any Capital Contribution; or (d) required to lend any funds to the Company. Any repeal or modification of this Section 3.5 by the Members shall not adversely affect any right or protection of a Manager existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         (e) None of the provisions of this Section 3.5 shall be deemed to create or grant any rights in favor of any third party, including, without limitation, any right of subrogation in favor of any insurer or surety. The rights of indemnification granted hereunder shall survive the dissolution, winding up and termination of the Company.

         Section 3.6 Freedom of Action; Confidentiality; Business Opportunities. (a) Subject to the specific provisions of any other agreement between the Company and a Member and Section 3.6(b) hereof, each Member and its respective Affiliates and Related Parties (collectively, the "Permitted Persons") may have other business and financial interests and investments and may engage in any other business or trade, profession or employment whatsoever, on its own account, or in partnership with, or as an employee, officer, director, creditor, advisor or stockholder of any other Person, and no Permitted Person shall be required to devote its or his entire time to the business of the Company. Without limiting the generality of the foregoing, each Permitted Person, except as set forth in Section 3.6(b) hereof, (i) may engage in the same or similar activities or lines of business as the Company or develop or market any products or services that compete, directly or indirectly, with those of the Company, (ii) may invest or own any interest publicly or privately in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company and (iii) do business with any client or customer of the Company. Neither the Company nor any other Member nor any Affiliate thereof by virtue of this Agreement shall have any rights in and to any such independent venture or the income or profits derived therefrom, regardless of whether or not such venture was presented to a Permitted Person as a direct or indirect result of its or his connection with the Company. Except as set forth in Section 3.6(a) hereof, no Permitted Person shall have any obligation to present any business opportunity to the Company, even if the opportunity is one that the Company might have pursued or had the ability or desire to pursue, in each case, if granted the opportunity to do so and no Permitted Person shall be liable to the Company or any Member or any Affiliate thereof for breach of any fiduciary or other duty, as a member or otherwise, by reason of the fact that a Permitted Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company.

         (b) Notwithstanding the foregoing, no Member or any of its Affiliates may, directly or indirectly, acquire or Transfer (except as otherwise provided in this Agreement) any shares of common stock of Affirmative, securities convertible or exercisable into or exchangeable for the common stock of Affirmative, options, warrants or other rights to purchase or subscribe for the common stock of Affirmative, notes, debentures, rights and other forms of investment of any kind in Affirmative (collectively, "Affirmative Equity Securities") for its own account or for the account of any other Person (other than through or by the Company).

         (c) Each Member shall, and shall cause its Affiliates and Related Parties and the respective agents and other representatives of the foregoing to, hold strictly confidential, and not disclose to any Person, any Confidential Information that is furnished to or obtained by such Member (or the Manager designated by such Member), and (ii) if a Member shall cease to be a Member, it shall either return all Confidential Information to the Company or destroy such Confidential Information without retaining any record, copy or image of such Confidential Information in any physical, electronic or other form; provided that (1) the foregoing provisions shall not apply to any disclosure, to the extent reasonably required, to those of such Member's Related Parties and their respective agents and other representatives who agree to be bound by the provisions of this Section 3.6(c), (2) the foregoing provisions shall not apply where such Member or any of its Related Parties and the respective agents and other representatives of the foregoing are compelled to disclose such Confidential Information, by judicial or administrative process or, in the reasonable opinion of counsel, by other requirements of law; provided that prior written notice of such disclosure is given to the Company and any such disclosure is limited to only that portion of the Confidential Information that such Person is compelled to disclose, (3) the term "Confidential Information" shall not include information (A) that is or becomes generally available to the public other than as a result of disclosure of such information by such Member or any of its Affiliates or Related Parties or the respective agents and other representatives of the foregoing, (B) that is or becomes available to the recipient of such information on a non-confidential basis from a source that is not, to the recipient's knowledge, bound by a confidentiality or other similar agreement, or by any other legal, contractual or fiduciary obligation that prohibits or limits disclosure of such information to the other Members and their respective Related Parties and the respective agents and other representatives of the foregoing or (C) that can be demonstrated to have been developed independently by the representatives of such recipient which representatives have not had any access to any information that would otherwise be deemed to be "Confidential Information" pursuant to the provisions of this Section 3.6(c), and (4) each of the Members acknowledges and agrees that any information they may receive from the Company in its reports to Members is confidential, proprietary and non-public in nature. Notwithstanding the foregoing (w) a Member may disclose Confidential Information to a proposed transferee in connection with any Transfer pursuant to Sections 8.2, 8.3 or 8.4 hereof (or pursuant to a transfer of the type described in the proviso to the definition of "Transfer") so long as such transferee enters into a confidentiality agreement with respect thereto with terms which are no less restrictive that the terms set forth in this Section 3.6(c); provided, that any such Member acknowledges that any disclosure of Confidential Information in violation of such confidentiality agreement by a proposed transferee shall constitute a breach of this Section 3.6(c) by such Member and, in the case of disclosure made by any such Member pursuant to this clause (w) in connection with any Transfer pursuant to Section 8.2 hereof or any transfer described in the proviso to the definition of "Transfer", such Member shall indemnify the Company and the other Members for all Damages arising out of the disclosure of such Confidential Information by a proposed transferee, (x) in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (2) above, the disclosing Member shall promptly notify the Board and the other Members of the existence of such request or demand and shall provide the other (and/or the Company) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Members will cooperate in obtaining (each at its own expense), (y) each of the Members may, to the extent applicable, file a copy of this Agreement as an exhibit to (I) a Statement on Schedule 13D filed by the Members with the Securities and Exchange Commission and any securities exchange on which Affirmative Equity Securities are listed and (II) a Form A Filing with the Department and (z) the Members and their respective Affiliates and Related Parties and the respective agents and other representatives of the foregoing, are hereby expressly authorized to disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that such parties may not disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

         Section 3.7 Consents and Approvals. Each of the Members agrees, and shall cause its respective Affiliates and Related Parties to agree, to assist, to the extent it is reasonable to do so, the Company in obtaining as promptly as practicable all consents, authorizations, approvals and waivers from any Governmental Entity, including the Department, required to be obtained by the Company (or such Member) in order to operate the Company's business in accordance with any business plan then in effect, including assisting the Company in making any required filings, submissions and notifications with any Governmental Entity, including the Department. Each of the Members shall, and shall cause their respective Affiliates and Related Parties to, to the extent it is reasonable to do so, furnish to the Company such necessary information and reasonable assistance as the Company may reasonably request in connection with the foregoing. For the purposes of this Section 3.7, without limiting this Section 3.7, it shall not be reasonable for any Person to be required to take any action which such Person reasonably believes may cause such Person undue harm.


                                  ARTICLE IV

                                   FINANCING

         Section 4.1 Initial Financing. Concurrently with the closing under the Stock Purchase Agreement and as specified in the Subscription Agreement, dated as of June 13, 2005, by and among the Initial Members and the Company (the "Subscription Agreement"), each Initial Member shall contribute the "Members Capital Contribution" set forth opposite its name on Schedule I to this Agreement (which shall be updated and filled in concurrently with the delivery, pursuant to the terms of the Subscription Agreement, of Exhibit A to the Subscription Agreement. If any Member fails to contribute its pro-rata amount (a "Defaulting Member"), then the other Member may, if it has contributed the amount requested to be contributed by such Member pursuant to this Section 4.1, contribute an additional amount up to the full amount which the Defaulting Member failed to contribute and this Agreement shall automatically terminate and be of no further force or effect.

         Section 4.2 Additional Capital.

         (a) No Member shall be obligated to contribute any capital to the Company other than its Members Capital Contribution. If it is determined by the Board pursuant to a Board Determination that such additional Capital Contributions are necessary or appropriate for the conduct of the Company's business and affairs, including without limitation expansion or diversification, the Members may be permitted from time to time to make additional Capital Contributions on such terms and conditions as may be determined by the Board pursuant to a Board Determination.

         (b) Schedule I to this Agreement shall be amended from time to time as appropriate to reflect any change in a Member's Percentage Interest and/or number of Membership Units held by any Member resulting from a purchase and sale of Membership Units.

         Section 4.3 No Other Capital Contributions. Except as set forth in this Agreement, no Member shall have any right, obligation or ability to make any other Capital Contributions.

         Section 4.4 No Interest on Capital Contributions. No Member shall be entitled to receive interest on its Capital Contributions.

         Section 4.5 No Loans to Company. No Member shall lend or advance funds to the Company without the consent of the Board pursuant to a Board Determination.

         Section 4.6 Membership Units.

         (a) Subject to the provisions of this Agreement, the Company is authorized to issue equity interests designated as "Membership Units."

         (b) Each Membership Unit will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.

         (c) For the purposes of determining the vote of the Members pursuant to Section 9.1, each Member shall be entitled to one (1) vote per Membership Unit.


                                  ARTICLE V

                         CAPITAL ACCOUNTS; DIVISION OF
                       PROFITS AND LOSSES; DISTRIBUTIONS

         Section 5.1 Capital Accounts. Each Member shall have a capital account (a "Capital Account") which account shall be (a) increased by the amount of cash and the fair market value of any property (net of liabilities assumed by the Company and liabilities to which the property is subject) contributed by such Member, plus all items of income and gain of the Company allocated to such Member, plus (without duplication) any amount of indebtedness of the Company assumed by such Member (b) decreased by the amount of distributions to such Member of cash or other property (net of liabilities assumed by the Member and liabilities to which the property is subject), plus all items of loss and deduction of the Company allocated to such Member. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

         Section 5.2 Allocations of Net Income and Net Loss.

         (a) Allocations to Capital Accounts: After giving effect to the special allocations provided in Sections 5.2(b) and (d) hereof:

                  (i) Net Income shall be allocated to the Members in accordance with their Percentage Interests.

                  (ii) Net Losses shall be allocated to the Members in accordance with their Percentage Interests.

         (b) Adjustments. Any allocation pursuant to Section 5.2(a) hereof shall, however, be subject to any adjustment required to comply with Treasury Regulations Sections 1.704-1 and 1.704-2, including any qualified income offset within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and any nonrecourse deduction or minimum gain chargeback within the meaning of Treasury Regulations Section 1.704-2. In the event that any Member has a deficit Adjusted Capital Account balance as of the close of any Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as quickly as possible. The value of the Company assets shall be adjusted on the Company's books to equal their respective fair market values, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), upon the occurrence of the following events: (i) the contribution of money or other property to the Company for an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property in exchange for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g). The value of the Company's assets will be increased or decreased to reflect any adjustment to the adjusted basis of such assets under Code Sections 734(b) or 743(b). In the event that the value of any Company asset is adjusted pursuant to the two immediately preceding sentences, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset which shall be allocated to the Members and their respective Capital Accounts in accordance with Section 5.2(a) hereof. Any special allocations of items pursuant to this Section 5.2(b) hereof shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, loss or deductions pursuant to Section 5.2(a) hereof so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 5.2(a) hereof had such special allocations under this Section 5.2(b) hereof not occurred.

         (c) Tax Allocations. Items of income, gain, loss, deduction and credit realized by the Company shall, for each fiscal period, be allocated, for federal, state and local tax purposes, among the Members in the same manner as the items of income, gain, loss, deduction and credit were allocated pursuant to Sections 5.2(a) and (b) hereof, except that, solely for federal, state and local tax purposes, allocations with respect to any property contributed to the capital of the Company shall be made using a reasonable method of allocation, determined by the Board pursuant to a Board Determination, in their sole discretion to take into account pre-contribution gain or loss by any contributing Member with respect to any contributed property, that is consistent with Code Section 704(c) and Treasury Regulations promulgated thereunder. This Section 5.2(c) is intended to comply with the requirements of Code Section 704(c) and the Treasury Regulations promulgated thereunder.

         (d) Redeterminations. If for any taxable period of the Company, the Company is deemed to have a net increase (or decrease) in income for tax purposes as a result of a redetermination by a tax authority resulting from transactions between the Company and any Member or any Affiliate or Related Party of any Member, the item or items of income or gain (or loss or deduction) that resulted in such increase (or decrease) in income shall be allocated to the Member that was (or the Affiliate or Related Party of which was) a party to the transaction and the Capital Accounts of the Members shall reflect such allocations but shall not result in any change in the respective Percentage Interests of the Members.

         (e) Federal Income Tax. It is the intent of this Company and its Members that this Company shall be governed by the applicable provisions of Subchapter K, Chapter 1, of the Code.

         Section 5.3 Distributions.

         (a) The Company shall not make any distributions to its Members other than (i) pursuant to Section 5.3(d), (ii) pursuant to a Board Determination or
(iii) as set forth in Article IX.

         (b) In the event of a distribution of property other than cash, the value of such property shall be deemed to be equal to its fair market value (net of any liabilities securing such distributed property that the recipient Members are considered to assume or take subject to under Section 752 of the
Code). Any gain or loss associated with such property shall be allocated to Members' Capital Accounts in accordance with Section 5.2 hereof, and adjustments to Capital Accounts in respect of distributions of such property shall reflect its fair market value.

         (c) Any distributions, other than distributions made pursuant to
Section 5.3(d) or Article IX, shall be made to the Members as and if approved by the Board as of a record date determined by the Board pursuant to a Board Determination (which date shall not be less than 10 nor more than 45 days before the date of the distribution), pro rata, in accordance with their respective Percentage Interests.

         (d) In the event of any dividend or distribution (other than dividends or distributions of Affirmative Equity Securities) with respect to the Affirmative Equity Securities or the receipt of any proceeds by the Company with respect to the sale of Affirmative Equity Securities, unless a Board Determination mandates otherwise, the Company shall as soon as practicable upon receipt of such dividend or distribution, distribute to the Members pro-rata, in accordance with their respective Percentage Interests, the entire amount of such dividend or distribution.

         Section 5.4 No Right of Withdrawal. No Member shall have the right to withdraw any portion of such Member's Capital Contributions or Capital Account in the Company, except as expressly provided herein.

         Section 5.5 Amounts Held in Reserve. In regard to all distributions made out of amounts in the Capital Accounts, the Board shall (pursuant to a Board Determination) have the power, in its sole judgment, to withhold amounts otherwise distributable in order to maintain the Company in a sound financial and cash position and to make such provision as it in its sole judgment deems necessary or advisable for any and all liabilities and obligations, contingent, unforeseen or otherwise, of the Company.

         Section 5.6 Account Balances. Notwithstanding the foregoing, at any time any Member may have a positive, negative, or zero balance in its Capital Account; provided, however, that no Member shall be required to pay to any Member or to the Company the amount of any negative balance in any such account. Notwithstanding the other provisions of this Article V, any amount otherwise distributable to a Member may be withheld by the Board (pursuant to a Board Determination), in its sole discretion, and distributed to the other Members if the distribution of such amount to such Member would result in its Adjusted Capital Account balance being reduced to an amount less than zero. The immediately preceding sentence shall not apply to the extent that, pursuant to the second sentence of Section 5.2(b) hereof, items of Company income and gain are specially allocated to such Member in a manner that increases such Member's Adjusted Capital Account balance to zero.


                                  ARTICLE VI

                    BANKING, ACCOUNTING, BOOKS AND RECORDS

         Section 6.1 Banking. All funds of the Company shall be deposited in such bank or money market accounts as shall be established by the Board pursuant to a Board Determination. Withdrawals from and checks drawn on any such account shall be made upon the signature or signatures of the individuals as may be designated by the Board pursuant to a Board Determination.

         Section 6.2 Maintenance of Accounts and Accounting Method; Member Preparation.

         (a) The Tax Matters Partner shall keep or cause to be kept at the office of the Company set forth in Section 2.2(b) hereof full and accurate accounts of the transactions of the Company in proper books of account. Such books and records shall be kept in accordance with GAAP consistently applied and be available for inspection and copying at reasonable times during business hours by the Members or their duly authorized agents or representatives.

         (b) The Tax Matter Partner and the Company shall provide any Member and its representatives (including its accountants) reasonable access to the books and records of the Company in order that any such Member may, on behalf of itself, prepare unaudited quarterly and unaudited or audited annual financial statements with respect to the Company. Any such Member preparing such financial statements shall do so at its own cost, expense and liability and shall indemnify the Company (and any other Member) from any cost, expense or liability incurred in connection with the preparation and/or delivery thereof. In addition to the foregoing, no Member shall be required to participate in the preparation by any other Member of the financial statements of the Company.

         Section 6.3 Company Tax Returns. The Company shall cause to be prepared and timely filed all tax returns required to be filed for the Company in the jurisdictions in which the Company conducts business or derives income for all applicable tax years, and shall furnish within 30 days after the original due date, without extensions, of the Company's federal income tax return (IRS Form 1065 or any successor form thereto), a statement of each Member's distributive share of income, gains, losses, deductions and credits for such tax year prepared by the Company's independent public accountants (including IRS Form 1065 and Schedule K-1 and similar or successor forms and schedules thereto) and a copy of the Company's federal tax return required to be filed by the Company for such Fiscal Year. The Tax Matters Partner may make, subject to the approval of the Board pursuant to a Board Determination, any income or other tax elections for the Company; provided, however, upon the Transfer of an Membership Unit in the Company, the Tax Matters Partner shall, at the request of any Member, cause the Company to file an election under
Section 754 of the Code and the Treasury Regulations thereunder and a corresponding election under the applicable section of state or local law. The Members shall file their individual returns or corporate returns in a manner consistent with the Company tax and information returns to the extent such returns pertain to the business of the Company. Any filing by the Company of any federal, state or local income tax returns of the Company, including IRS Form 1065 and Schedule K-1 and similar or successor forms and schedules shall be approved by a Board Determination.

         Section 6.4 Designation of Tax Matters Partner. The AIL Member is hereby designated as the "Tax Matters Partner", under Section 6231(a)(7) of the Code, with respect to the Company. The Tax Matters Partner is specifically directed and authorized to take whatever steps the Tax Matters Partner, in its sole discretion, deems necessary or desirable to perfect such designation, including, subject to Section 6.3 hereof, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under regulations of the United States Department of the Treasury. The Tax Matters Partner shall at all times assure that each Member is a "notice partner" as defined in Section 6231(a)(8) of the Code with respect to the Company. The Tax Matters Partner shall promptly deliver to each of the other Members a copy of all notices, communications, reports and writings received from the Internal Revenue Service or other tax authority relating to or potentially resulting in an adjustment of Company items and keep each of the Members advised of all material developments with respect to any proposed adjustments which come to its attention. Any Member has the right to participate in administrative or judicial proceedings relating to the determination of Company items at the Company level. Expenses of such administrative or judicial proceedings undertaken by the Tax Matters Partner shall, upon submission of an adequate accounting, be deemed expenses of the Company. Each Member, other than the Tax Matters Partner, who elects to participate in such proceedings shall be responsible for any expenses incurred by such Member in connection with such participation. Further, the cost of any adjustments to a Member and the cost of any resulting audits or adjustments of such Member's tax return, shall be borne solely by the affected Member. Notwithstanding the foregoing, the Tax Matters Partner may not settle any administrative or judicial proceeding or enter into any agreement (including extending the period of limitations) with the Internal Revenue Service or other tax authority, in each case, without a Board Determination. This Section
6.4 is not intended to authorize the Tax Matters Partner to exercise or limit any right that is exercisable by any other Member under Sections 6222 through 6232 of the Code.

         Section 6.5 Withholding. Notwithstanding any other provision of this Agreement, the Company is authorized to take any action that it reasonably determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. All amounts so withheld, and, in the manner determined by the Company, amounts withheld with respect to any allocation, payment or distribution by any Person to the Company, shall be treated as distributions to the applicable Members under the applicable provisions of this Agreement, as the case may be. Notwithstanding any other provision of this Agreement, if any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under applicable provisions of this Agreement or if any such withholding requirement was not satisfied with respect to any amount previously allocated, paid or distributed to such Member, such Member and any successor or assignee with respect to such Member's Membership Units hereby indemnifies and agrees to hold harmless the other Members and the Company for such excess amount or such withholding requirement, as the case may be. Any amount so withheld by the Company shall be promptly paid by the Company to the appropriate federal, state or local taxing authority.


                                 ARTICLE VII

                                  INFORMATION

         Section 7.1 Reports of Affirmative. To the extent the Board receives financial reports or other information from Affirmative, the Board shall furnish any Member with such information at the Member's request.

         Section 7.2 Inspection of Records. A Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the Company, examine the Company's books of account and make copies and extracts therefrom at its own expense. The Managers shall maintain the records of the Company for three years following the termination of the Company. The Managers shall be permitted to keep information confidential from the Members pursuant to 18-305(c) of the Act.

         Section 7.3 Tax Information. The Company shall send or cause to be sent to each Member within 30 days after filing of the Company's federal income tax (IRS Form 1065 or any successor form thereto), state income tax, local or any other tax or information returns, including any amendments and supplements thereto, such information as is reasonably necessary for each Member to complete its applicable foreign, federal, state, local and any other tax or information returns, including a copy of the Company's foreign, federal, state, local and any other tax or information returns for such Fiscal Year, including any amendments and supplements thereto.


                                 ARTICLE VIII

                           ADMISSION OF NEW MEMBERS;
                         TRANSFER OF MEMBERSHIP UNITS;
                            WITHDRAWAL OF A MEMBER

         Section 8.1 Admission of New Members. Subject to Section 3.2 hereof, additional Members may be admitted to the Company from time to time on such terms and conditions as shall be determined in accordance with such Section, including upon execution and delivery of a counterpart of this Agreement.
Schedule I to this Agreement shall be amended from time to time as appropriate to reflect (x) the number of Membership Units held by such additional Member,
(x) the Percentage Interest of any additional Member admitted to the Company in accordance this Section 8.1 hereof and (y) any change in the number of Membership Units held by any Member and/or an existing Member's Percentage Interest resulting from an admission of an additional Member in accordance with this Section 8.1 hereof.

         Section 8.2 Transfer of Membership Units by Members.

         (a) Except as otherwise provided in Section 8.2 or Section 8.4 hereof, a Member may not (without the approval of the other Members) otherwise withdraw or resign from the Company or take any action to dissolve, terminate or liquidate the Company or Transfer (other than to a Permitted Transferee of such Member) any or all of the Membership Units held by such Member except as permitted pursuant to this Section 8.2 or Sections 8.3 or 8.4 hereof.

         (b) A Member may Transfer any or all of its Membership Units to a Permitted Transferee of such Member at any time; provided, that a Member shall notify all other Members of each Transfer to a Permitted Transferee within five (5) Business Days after the consummation thereof; provided, further, that the Permitted Transferee shall be required to execute a joinder to this Agreement in which the Permitted Transferee agrees to be bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Member transferring such Membership Units and all references to the transferring Member in this Agreement (e.g., "DSC Member", " AIL Member") shall thereafter be deemed to be references to such Permitted Transferee; provided, further, that the Transfer to any Permitted Transferee shall be in compliance with all applicable federal, state and foreign securities laws.
Schedule I to this Agreement shall be amended from time to time as appropriate to reflect the addition of any Permitted Transferee.

         (c) At any time after the Form A Approval Date, any Member may Transfer any or all of its Membership Units to a third party (a "Consent Transferee"), subject to the written consent of the other Member, which consent shall not be unreasonably withheld; provided, it being understood that that it is not unreasonable to withhold consent in the event that any Consent Transferee (or the transferring Member) requests any material changes to the terms and provisions of this Agreement or requests any changes to the provisions relating to the governance of the Company; provided, further, that the Consent Transferee shall be required to execute a joinder to this Agreement in which the Consent Transferee agrees to be bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Member transferring such Membership Units and all references to the transferring Member in this Agreement and if any Initial Member transfers all but not less than all of its Membership Units then all references to the transferring (e.g., "DSC Member", "AIL Member") shall thereafter be deemed to be references to such Consent Transferee. Subject to any notice or filing with the Department, a Member transferring Membership Units may agree, in its sole discretion, to grant to any Consent Transferee the right to appoint (or assign the voting rights with respect to) the Managers appointed by such Member; provided, that (x) a Consent Transferee may not receive the right to appoint more than one (1) Manager unless such Consent Transferee purchases a Member's entire fifty percent (50%) aggregate Percentage Interest in the Company (unless each of the Managers on the Board otherwise consents) and (y) a Member may in no event appoint (or assign the voting rights with respect to a Manager to) more than one (1) Consent Transferee at any time (except to a transferee of such Member's entire fifty percent (50%) aggregate Percentage Interest in the Company). Schedule I to this Agreement shall be amended from time to time as appropriate to reflect the addition of any Consent Transferee.

         (d) Any purported Transfer of a Member's Membership Units in violation of this Section 8.2 or Section 8.3 or 8.4 hereof shall be void and of no effect.

         (e) In the event of any Transfer of Membership Units by a Member of any or all of its Membership Units during any year, the Company and its Members agree that the allocations made pursuant to Article V of this Agreement will be made to such Member and transferee of such Member as determined by a closing of the books of the Company as of the date of such Transfer.

         Section 8.3 Company Sale.

         (a) Following the fifth (5th) anniversary of the closing under the Stock Purchase Agreement, either Initial Member (or any transferee of an Initial Member's entire fifty percent (50%) Percentage Interest in the Company) (such Person, the "Proposed Seller"), shall have the right to elect to cause the auction and sale of all, but not less than all, of the Company or its assets or outstanding Membership Units, and, if applicable, all other outstanding equity securities, options, warrants or other rights to exercise, purchase or otherwise acquire the Beneficial Ownership of, any Membership Units, of the Company in an arm's-length third party transaction for consideration consisting solely of Permitted Consideration (a "Company Sale") in accordance with the terms and conditions set forth in this Section 8.3. The Proposed Seller shall have the right to exercise its right to effectuate a Company Sale hereunder by providing written notice of such Proposed Seller's intention to effectuate such Company Sale (the "Company Sale Notice") to the Company and each other Member.

         (b) The Proposed Seller shall be free for a period of one hundred eighty (180) days from the date of delivery of the Company Sale Notice to enter into a definitive purchase agreement with respect to a proposed Company Sale. The Company Sale shall be conducted pursuant to an auction process by an independent nationally recognized investment banking firm selected by the Proposed Seller (and approved by the DSC Member or AIL Member, as the case may be, which approval shall not be unreasonably withheld) in such manner and on such terms as the Proposed Seller determines, provided that all Members are entitled to receive the same price per Membership Unit, and participate in the transaction on the same terms. No Member shall have the right to participate as a bidder in the auction. The Company and all other Members shall cooperate with the investment banking firm in any Company Sale. The Board shall be kept fully informed and be given the opportunity to participate in the negotiations and discussion concerning the Company Sale process. All Members agree, and will cause their representatives on the Board, to vote in favor of any Company Sale in accordance with this Section 8.3. At the election of the Proposed Seller, the Proposed Seller shall have the right to terminate or not go forward with any Company Sale if it is dissatisfied with the result thereof, and the Proposed Seller shall retain the right to provide additional Company Sale Notices pursuant to this Section 8.3 for so long as it is a Member, provided, however, that if the Proposed Seller does not enter into a definitive purchase agreement with respect to the proposed Company Sale prior to the end of the one hundred eighty (180) day period, then no such Company Sale shall be consummated. If the Proposed Seller of such Company Sale requests within the next twelve (12) month period that another Company Sale process be conducted, then such Proposed Seller shall pay all fees and expenses incurred in connection with such additional Company Sale process if such further Company Sale process is unsuccessful.

         (c) In the event that the Company Sale is effectuated, each of the Members shall (i) prior to closing of any such proposed Company Sale, execute any purchase agreement or other certificates, instruments and other agreement required to consummate the proposed Company Sale; provided, however, that any such purchase agreement or other certificates, instruments and other agreements shall be on terms no less favorable to the other Members than those executed by either of the Proposed Seller in connection with such Company Sale, including without limitation, the purchase price (and form of consideration) per Membership Unit therefor, the provision of, and reasonable representation and warranty as to, information requested by the proposed purchaser from the Proposed Seller and the provision of requisite indemnifications from the Proposed Seller; provided, further, that (x) if at the commencement of such Company Sale process more than thirty-five (35%) of the outstanding publicly traded equity securities are held by Persons other than the Company (a "Public Company Sale"), then in the event that any Member is required as part of such Public Company Sale to make unreasonable representations or warranties or provide unreasonable indemnities, such Member which refuses to make any such unreasonable representation or warranty shall have the right to trigger a Withdrawal as a Withdrawing Member pursuant to
Section 8.5 hereof (it being understood that the terms of Section 8.5(d) shall be inapplicable) and (y) for any Company Sale other than a Public Company Sale, the Members will use reasonable best efforts to pursue reasonable representations and warranties and reasonable indemnities in connection with such Company Sale; provided, further, that any indemnification provided to the proposed purchaser by the Proposed Seller and by the other Members shall be made pro-rata in proportion to the respective Membership Units or other equity securities of the Company beneficially owned by each of them (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller which shall be borne solely by such seller), and (ii) use their commercially reasonable efforts to obtain all necessary consents from third parties and take such other actions as may be necessary to effectuate the intent of the foregoing. At the closing of any such proposed Company Sale, such other Members shall deliver to the proposed purchaser (i) such instruments of transfer as shall be requested by the proposed purchaser with respect to the Membership Units or other equity securities of the Company to be Transferred, against receipt of the purchase price therefor in such Company Sale and (ii) such Members' Shares or other Equity Securities, free and clear of any liens. At such closing the transferee shall deliver payment (in full in immediately available funds in the case of all cash payments) for the Membership Units and other equity securities purchased by such transferee.

         (d) In the event that the Company Sale is effectuated through a business combination (whether by way of merger, recapitalization or otherwise), the Members shall use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or advisable to consummate and make effective the business combination.

         (e) Notwithstanding anything else in this Agreement, a Member that has Transferred all of its Membership Units shall remain bound by the terms of sections 3.6(c) and 6.3 hereof and Article X hereof.

         Section 8.4 Drag-Along Sale.

         (a) In the event that the sale process set forth in Section 8.3 hereof does not result in a Company Sale, then at any time within sixty (60) days of the end of such process, if either Initial Member (or any transferee of an Initial Member's entire fifty percent (50%) Percentage Interest in the Company) (any such Person, the "Transferring Member") has received a bona-fide offer consisting of Permitted Consideration from a third party (which is not an Affiliate of the Transferring Member) regarding the Transfer of all of the Membership Units owned by the Transferring Member to such third party (the "Drag Transferee"), then the Transferring Member may, at its option and without the approval of any of any of the other Members (the "Remaining Members"), require each of the Remaining Members to include in any such Transfer to a Drag Transferee all, but not less than all, of the Membership Units (and, if applicable, any other securities of the Company) owned by each Remaining Member, as determined in accordance with this Section 8.4. In such event, the Transferring Member shall send written notice (the "Drag-Along Notice") of the exercise of its rights pursuant to this Section 8.4 to each Remaining Member, setting forth the sales price consideration per Membership Unit to be paid by the Drag Transferee and the other material terms and conditions of such transaction (such transaction, a "Drag-Along Sale"). The Drag-Along Notice shall state that the Remaining Members shall be required to participate in the Drag-Along Sale according to the terms and conditions of this Section 8.4. Within sixty (60) days following the receipt of the Drag-Along Notice, the Remaining Members shall deliver to a representative of the Transferring Member designated in the Drag-Along Notice all documents required to be executed in connection with the Drag-Along Sale and, upon consummation of the Transfer of Membership Units by the Transferring Member and the Drag-Along Sale, shall cause the transfer all of such Remaining Member's Membership Units to be recorded in the books of the Company in the name of the Drag Transferee. In the event that any Remaining Holder should fail to deliver any such documents or cause the Company to record the transfer of the Remaining Member's Membership Units, then the Transferring Member shall be authorized to unilaterally cause the books and records of the Company to show that such Membership Units are bound by the provisions of this Section
8.4 and may be Transferred only to the Drag Transferee.

         (b) The obligations of the Remaining Members pursuant to Section 8.4(b) are subject to the satisfaction of the following conditions:

                  (i) in an arm's-length third party transaction for consideration consisting solely of Permitted Consideration in accordance with the terms and conditions set forth in this Section 8.4;

                  (ii) the Drag-Along Sale shall be effectuated at or above the price set forth in the Drag-Along Notice, consist of Permitted Consideration, and upon any other terms and conditions (including contractual terms) which are equal to or more favorable, considered as a whole, than as set forth in the Drag-Along Notice; and

                  (iii) each of the Remaining Members shall prior to the closing of any such proposed Drag-Along Sale, execute any purchase agreement or other certificates, instruments and other agreement required to consummate the proposed Drag-Along Sale; provided, however, that any such purchase agreement or other certificates, instruments and other agreements shall be on terms no less favorable to the other Remaining Members than those executed by the Transferring Member in connection with such Drag-Along Sale, including without limitation, the purchase price (and form of consideration) per Membership Unit therefor, the provision of, reasonable representation and warranty as to, information requested by the proposed purchaser from the Proposed Seller and the provision of requisite indemnifications from the Proposed Seller; ; provided, further, that (x) if at the commencement of such Drag-Along Sale is a Public Company Sale, then in the event that any Member is required as part of such Public Company Sale to make unreasonable representations or warranties or provide unreasonable indemnities, such Member which refuses to make any such unreasonable representation or warranty shall have the right to trigger a Withdrawal as a Withdrawing Member pursuant to Section 8.5 hereof (it being understood that the terms of Section 8.5(d) shall be inapplicable) and (y) for any Drag-Along Sale other than a Public Company Sale, the Members will use reasonable best efforts to pursue reasonable representations and warranties and reasonable indemnities in connection with such Company Sale; provided, further, that any indemnification provided to the Drag Transferee by the Transferring Member and by the other Members shall be made pro-rata in proportion to the respective Membership Units or other equity securities of the Company beneficially owned by each of them (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller which shall be borne solely by such seller).

         Section 8.5 Withdrawal of a Member.

         (a) In the event of (i) the death, incapacity, permanent disability, bankruptcy or involuntary dissolution of any Member or (ii) that any such Member becomes a Suspended Member; provided, that a Suspended Member shall have a ninety (90) day period (the "Cure Period") during which to cure and cause to be lifted such order or ruling which caused the Member to become a Suspended Member (each such event, a "Withdrawal"), the Company shall dissolve and be wound up as provided in Article IX hereof unless all the Members, excluding, if applicable, the Member who is the Withdrawing Member (as hereinafter defined) consent to continue the Company. The Member that is the subject of the Withdrawal (the "Withdrawing Member") shall deliver prompt written notice to the Company and the other Members of the occurrence of a Withdrawal. If the Members decide to continue the Company pursuant to the first sentence of this paragraph, the Company shall inform the Withdrawing Member of such decision by written notice delivered within ninety (90) days of the occurrence of the Withdrawal.

         (b) If the Members elect to continue the Company following a Withdrawal in accordance with Section 8.5(a) hereof, the Company shall make payment in cash and Affirmative Equity Securities (as set forth below) in liquidation of the Withdrawing Member's Membership Units. Any such payment(s) shall be equal to the Fair Market Value of the Membership Units owned by the Withdrawing Member, as determined pursuant to the following sentence. Fair Market Value shall be determined by an independent nationally recognized investment banking firm selected by the Company (the "Appraiser"), and the fee of such Appraiser shall be paid by the Company and the Members agree that such fee amount shall be deducted from the amount payable to the Withdrawing Member. Absent manifest error, the determination of the Appraiser of the Fair Market Value of the Membership Units owned by the Withdrawing Member shall be final and binding on the Company, the Withdrawing Member and the other Members. The Fair Market Value of the Withdrawing Member's Membership Units shall be satisfied and paid to the Withdrawing Member by the Company in the form of (i) up to that number of Affirmative Equity Securities which were contributed to the Company upon the closing of the Subscription Agreement by such Member (with an aggregate value less than or equal to the Fair Market Value of the Withdrawing Member's Membership Units) and (ii) second, to the extent that the value of the Affirmative Equity Securities set forth in clause
(i) is less than the Fair Market Value of the Membership Units owned by the Withdrawing Member, an amount of cash equal to such deficit; provided, that for the purposes of this Section 8.5, the value of any Affirmative Equity Securities on the date of such payment shall be (x) if there should be a public market for the Affirmative Equity Securities on such date, the arithmetic mean of the high and low prices of the Affirmative Equity Securities as reported on such date on the composite tape of the principal national securities exchange on which the Affirmative Equity Securities are listed or admitted to trading, or, if the Affirmative Equity Securities are not listed or admitted on any national securities exchange, the arithmetic mean of the per-share closing bid price and per-share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the "Nasdaq"), or, if no sale of Affirmative Equity Securities shall have been reported on the composite tape of any national securities exchange or quoted on the Nasdaq on such date, the arithmetic mean of the per-share closing bid price and per-share closing asked price on the immediately preceding date on which sales of the Affirmative Equity Securities have been so reported or quoted, and (ii) if there is not a public market for the Affirmative Equity Securities on such date, the value established by the Appraiser.

         (c) Subject to the penultimate sentence of Section 8.5(b) hereof, redemption of a Membership Interest in accordance with Section 8.5(b) hereof shall take place no later than five (5) Business Days after the determination of Fair Market Value of the Membership Units (or such later date as may be the soonest practicable date).

         (d) In the event of any Withdrawal, the Initial Members (or a 50% transferee thereof) may jointly and severally (unless one of the Initial Members is the Withdrawing Member in its sole election) elect to require that the Company, in lieu of making the liquidating payment(s) to the Withdrawing Member pursuant to Section 8.5(b) hereof, initiate a Company Sale pursuant to
Section 8.3 hereof (disregarding for the purposes of this Section 8.5 only, the five (5) year period referred to therein). In the event that the sale process set forth in Section 8.3 hereof does not result in a Company Sale, then the Company shall make all required liquidating payment(s) to the Withdrawing Member pursuant to Section 8.5(b) hereof.

         (e) Schedule I to this Agreement shall be amended from time to time as appropriate to reflect any change in a Member's Percentage Interest or the number of Membership Units owned by such Member resulting from a purchase and sale or liquidation of Membership Units pursuant to this Section 8.5.


                                  ARTICLE IX

                    DISSOLUTION AND TERMINATION OF COMPANY

         Section 9.1 Dissolution. The Company shall be dissolved upon the earliest to occur of any of the following:

         (a) the termination of the Stock Purchase Agreement;

         (b) a Board Determination to dissolve the Company; or

         (c) the entry of a decree of judicial dissolution under the Act.

         Section 9.2 Distribution Upon Dissolution. Upon the dissolution of the Company as a result of any of the events set forth in Section 9.1 hereof, the Members (or, if dissolution should occur by reason of Section 8.4(d) hereof, the last remaining Member), acting together shall proceed, subject to the provisions herein, to liquidate the Company and apply the proceeds in such liquidation, or in their sole discretion to distribute Company assets, in the following order of priority:

         (a) First, to the payment of debts and liabilities of the Company, in order of their priority (including loans or advances that may have been made by any of the Members to the Company), and the expenses of liquidation;

         (b) Second, to the establishment of any reserve which a Board Determination deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserve may be paid over to any attorney at law, or other acceptable party, as escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by a Board Determination in the manner provided in this Section 9.2;

         (c) Third, to all Members with positive Capital Account balances (after giving effect to Section 9.3 hereof) in proportion to such Capital Account balances, until such balances are reduced to zero; and

         (d) Finally, any remaining proceeds shall be distributed to the Members in accordance with their respective Percentage Interests as set forth on Schedule I to this Agreement.

         Section 9.3 Distributions in Cash or in Kind. Upon dissolution, the Members, their successors or other representatives may in their sole discretion (a) liquidate all or a portion of the Company assets and apply the proceeds of such liquidation as set forth in Section 9.2 hereof or (b) determine the value of any Company assets not sold or otherwise disposed of (including, if they so determine, hiring an appraiser, in which event the cost of such appraisal shall be considered a debt of the Company), allocate any unrealized gain or loss based on such value to the Members' accounts as though the properties in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in a manner consistent with Article V hereof; provided that the Members shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash the debts and liabilities (foreseen, contingent or otherwise) set forth in Sections 9.2(a) and 9.2(b) hereof.

         Section 9.4 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

         Section 9.5 Time for Liquidation. A reasonable time period shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the losses attendant upon such liquidation.

         Section 9.6 Termination.

         Upon compliance with the foregoing distribution plan, the Company shall cease to be such and the Members shall execute and cause to be filed a certificate of cancellation of the Company in accordance with Section 18-203 of the Act.

         Section 9.7 Members Not Personally Liable for Return of Capital Contributions. None of the Members or any of their respective Affiliates and Related Parties shall be personally liable for the return of the Capital Contributions of any Member and such return shall be made solely from available Company assets, if any, and each Member hereby waives any and all claims it may have against the other Members and their respective Affiliates and Related Parties in this regard.


                                  ARTICLE X

                           MISCELLANEOUS PROVISIONS

         Section 10.1 Amendments. The terms and provisions of this Agreement may not be modified or amended at any time without the written consent of each of the Members.

         Section 10.2 Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate and be of no further force or effect:

         (a) in the event that either the closing of the transactions contemplated by the Stock Purchase Agreement or the Subscription Agreement fail to occur or if the Company does not receive the written approval of the Department in connection with the Company's filing of the Form A with respect to Affirmative; or

         (b) pursuant to Section 4.1 hereof.

         Section 10.3 Notices. Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or
(iv) telexed or telecopied, with receipt confirmed, addressed as follows:

         If to DSC, to:

                       DSC AFFM, LLC
                       900 N. Michigan, 19th Floor
                       Chicago, IL   60611
                       Telephone:  (312) 915-2845
                       Facsimile:  (312) 915-2487
                       Attention:  Prashant Gupta
                                   Mike Ryan

         with a copy to:

                       DSC AFFM, LLC
                       153 East 53rd Street, 26th Floor
                       New York, New York 10022
                       Telephone:  (212) 521-5129
                       Facsimile:  (212) 521-5127
                       Attention:  Gary Katz

         and a copy to:

                       Jenner & Block LLP
                       One IBM Plaza
                       Chicago, Illinois 60611-7603
                       Telephone:  (312) 840-7296
                       Facsimile:  (312) 840-7396
                       Attention:  John F. Cox, Esq.

         If to JCF, to:

                       Affirmative Investment LLC

                       c/o 717 Fifth Avenue, 26th Floor
                       New York, NY 10022
                       Telephone:  (212) 404-6808
                       Facsimile:  (646) 304-6424
                       Attention:  Avshalom Kalichstein

                       c/o The Enstar Group, Inc.
                       401 Madison Avenue
                       Montgomery, Alabama 36104
                       Telephone:
                       Facsimile:
                       Attention:

         If to the Company, to:

                       New Affirmative LLC

                       c/o Affirmative Investment LLC
                       717 Fifth Avenue, 26th Floor
                       New York, NY 10022
                       Telephone:  (212) 404-6808
                       Facsimile:  (646) 304-6424
                       Attention:  Avshalom Kalichstein

                       c/o The Enstar Group, Inc.
                       401 Madison Avenue
                       Montgomery, Alabama 36104
                       Telephone:
                       Facsimile:
                       Attention:

                       and

                       c/o DSC AFFM, LLC
                       900 N. Michigan, 19th Floor
                       Chicago, IL   60611
                       Telephone:  (312) 915-2845
                       Facsimile:  (312) 915-2487
                       Attention:  Prashant Gupta
                                   Mike Ryan

         with a copy to:

                       DSC AFFM, LLC
                       153 East 53rd Street, 26th Floor
                       New York, New York 10022
                       Telephone:  (212) 521-5129
                       Facsimile:  (212) 521-5127
                       Attention:  Gary Katz

         with a copy to:

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       Four Times Square
                       New York, New York 10036
                       Telephone: (212) 735-3000
                       Facsimile: (212) 735-2000
                       Attention: Lou R. Kling, Esq.
                                  Thomas W. Greenberg, Esq.


         (a) if to any other Member, to such address as set forth in a writing delivered to the Company at the time of its admission;

or such other Persons or addresses as shall be furnished in writing by any Member to the other Members. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three (3) days after when so deposited with the United States mail properly addressed, (iii) the next day when delivered during business hours to said overnight delivery service properly addressed, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient. All Notices shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such Notice is given; and (ii) the relevant time period, if any, in which the Member given such Notice must respond. If a party notifies the other parties that it is willing to receive electronic notices (by internet, e-mail or otherwise), Notice may (but is not required to be) given to such party by such electronic methods.

         Section 10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original.

         Section 10.5 Table of Contents and Headings. The table of contents and the headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

         Section 10.6 Successors and Assigns. Except as otherwise permitted herein, no Member may assign its rights hereunder, whether by operation of law or otherwise, without the prior written consent of the other Members given in accordance with Section 8.2(a) hereof. Notwithstanding the foregoing, a Member may assign its rights hereunder to an Affiliate of such Member by Notice to the other parties to this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

         Section 10.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is held to be illegal or invalid for any reason whatsoever such term or provision shall be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

         Section 10.8 Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if the giving of such waiver is contained in a written notice given to the party claiming such waiver and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

         Section 10.9 Applicable Law. This Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

         Section 10.10 Entirety of Agreement. This Agreement, including the schedules and exhibits hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

         Section 10.11 Recapitalization, etc. Except as otherwise provided in this Agreement, the provisions of this Agreement shall apply to any and all Membership Units or any successor or assign of the Company (whether by merger, consolidation, transfer or sale of assets, conversion or otherwise) which may be issued in respect of, in exchange for, or in substitution of, any Membership Units by reason of any reorganization, any recapitalization, reclassification, merger, consolidation, partial or complete liquidation, sale of assets, stock dividend, split, distribution to Members or combination of the Membership Units or any other change in the Company's capital structure, in order to preserve fairly and equitably as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

         Section 10.12 Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, (a) any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa, unless, in each case, the context otherwise requires, (b) the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (c) all references in this Agreement to any "Section," "Article," "Schedule" or "Exhibit" are to the corresponding Section, Article, Schedule or Exhibit of this Agreement unless otherwise specified, (d) the words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires and (e) the word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                 [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement of New Affirmative LLC, as of the day and year first above written.


                                            DSC AFFM, LLC

                                            BY: DSC AFFM Manager LLC,
                                                its Managing Member


                                            By: /s/ Michael Ryan
                                                ---------------------------
                                            Name:  Michael Ryan
                                            Title: Authorized Person


                                            AFFIRMATIVE INVESTMENT LLC


                                            By: /s/ Avshalom Kalichstein
                                                ----------------------------
                                            Name:  Avshalom Kalichstein
                                            Title: Authorized Person

                                                                    Schedule I
                                                                    ----------


                             Percentage Interests
                             --------------------
                             (as of June 30, 2005)


    Member      Percentage Interest    Membership Units    Capital Contribution

DSC Member
AIL Member

                                                               Schedule 3.2(a)

                                   Managers

Designated by DSC Member (the DSC Managers):
--------------------------------------------

Andrew G. Bluhm

Michael J. Ryan


Designated by AIL Member (the JCF Managers):
--------------------------------------------

Avshalom Kalichstein

David Schamis